EZCORP Announces Retirement of $103.4 Million Convertible Notes
Austin, Texas (May 1, 2025) - EZCORP, Inc. (NASDAQ: EZPW) (the “Company”), a leading provider of pawn transactions in the United States and Latin America, announced today the retirement of its $103.4 million aggregate principal amount outstanding of 2.375% Convertible Senior Notes Due 2025 (the “2025 Notes”). The 2025 Notes were issued in 2018 with a maturity date of May 1, 2025.

In connection with the Company’s election of physical settlement made in October 2024, holders had the right to convert their 2025 Notes into 62.8931 shares of EZCORP Class A Common Stock per $1,000 principal amount (equivalent to the conversion price of $15.90 per share) through April 30, 2025. Holders converted approximately $97.0 million in principal amount of the 2025 Notes into approximately 6.1 million shares of EZCORP Class A Common Stock. The Company repaid the remaining principal balance of the notes in cash of approximately $6.4 million, together with payments of interest and cash in lieu of fractional shares of $1.2 million.

ABOUT EZCORP
Formed in 1989, EZCORP has grown into a leading provider of pawn transactions in the United States and Latin America. We also sell pre-owned and recycled merchandise, primarily collateral forfeited from pawn lending operations and merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the S&P 1000 Index and Nasdaq Composite Index.

Contact:
Email: Investor_Relations@ezcorp.com
Phone: (512) 314-2220